EXHIBIT 21.1


SUBSIDIARIES OF DIONEX CORPORATION


	The following table sets forth the names of the subsidiaries of the Registrant, the state or other jurisdiction of incorporation or organization of each, and the names under which subsidiaries do business as of June 30, 1999.


                            State or other
                            jurisdiction of     Name under which
                            incorporation or    subsidiary does
Name of Subsidiary          organization	        business


Dionex (U.K.) Limited       England             Dionex (U.K.) Limited

Dionex GmbH                 Federal Republic    Dionex GmbH
                            of Germany

Dionex S.r.l.               Italy               Dionex S.r.l.

Dionex S.A.                 France              Dionex S.A.

Dionex Export Corporation   U.S. Virgin Islands Dionex Export Corporation

Dionex Canada Ltd./Ltee.    Canada              Dionex Canada Ltd./Ltee.

Dionex B.V.                 The Netherlands     Dionex B.V.

Nippon Dionex K.K.          Japan               Nippon Dionex K.K.

Dionex N.V.                 Belgium             Dionex N.V.

Dionex (Switzerland) AG     Switzerland         Dionex (Switzerland) AG

Dionex Austria GmbH         Austria             Dionex Austria GmbH

Dionex Softron GmbH         Germany             Dionex Softron GmbH

Dionex Holding GmbH         Germany             Dionex Holding GmbH